Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4) and related prospectus of América Móvil, S.A.B. de C.V. and Radiomóvil Dipsa, S.A. de C.V., as guarantor, for the registration of U.S.$750,000,000 of 3.625% Senior Notes due 2015, U.S.$2,000,000,000 of 5.000% Senior Notes due 2020 and U.S.$1,250,000,000 of 6.125% Senior Notes due 2040 and to the incorporation by reference therein of our report dated March 23, 2010, with respect to the consolidated financial statements of Teléfonos de México, S.A.B. de C.V., included in its Form 6-K (Report of Foreign Private Issuer – File No. 001-32741-10700212), filed with the Securities and Exchange Commission.

Mancera, S.C. A member practice of Ernst & Young Global /S/ DAVID SITT COFRADÍA David Sitt Cofradía

Mexico City, Mexico

July 15, 2010